Exhibit 16.1
                                  ------------


February 13, 2007


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated February 8, 2007 of Commodore Applied Technologies, Inc. and have the following comments:

         1. We agree with the statements made in Item 4.01 (a) (1) (i-ii, and iv-v, Item 4.01 (a) (3), and Item 4.01 (b).

         2. We have no basis on which to agree or disagree with the statements made in Item 4.01 (a) (1) (iii), or Item 4.01 (a) (2).

Very truly yours,

/s/ Tanner LC
Salt Lake City, Utah